EXHIBIT 9(cc)

            ADDENDUM TO TRANSFER AGENCY AND SHAREHOLDER SERVICES AGREEMENT

                                       IVY FUND

               The Transfer Agency and Shareholder Services Agreement, made as of the 1st day of January, 1992 between Ivy Fund and Ivy Management, Inc. ("IMI"), the duties of IMI thereunder of which were assigned on October 1, 1993 to Ivy Mackenzie Services Corp. ("IMSC")(formerly "Mackenzie Ivy Investor Services Corp."), is hereby revised as set forth below in this Addendum.

          Schedule A of the Agreement is revised in its entirety to read as follows:


                                      SCHEDULE A

          Ivy  Fees:

               The transfer agency and shareholder service fees are based on an annual per account fee. These fees are payable on a monthly basis at the rate of 1/12 of the annual fee and are charged with respect to all open accounts.


          A.   Per Account Fees

          Fund                                    Annual Fee

          Ivy Asia Pacific Fund                        $  20.00
             (Classes A, B and C)
          Ivy Bond Fund (Classes A, B and C)              20.75
          Ivy Bond Fund (Class I)                         10.25
          Ivy Canada Fund                                 20.00
          Ivy China Region Fund                           20.00
          Ivy Emerging Growth Fund                        20.00
          Ivy Global Fund                                 20.00
          Ivy Global Natural Resources Fund               20.00
             (Classes A, B and C)
          Ivy Global Science & Technology Fund            20.00
             (Classes A, B and C)
          Ivy Global Science & Technology Fund            10.25
             (Class I)
          Ivy Growth Fund                                 20.00
          Ivy Growth with Income Fund                     20.00
          Ivy International Fund                          20.00
             (Classes A, B and C)
          Ivy International Fund (Class I)                10.25
          Ivy International Bond Fund                     20.00
          Ivy International Small Companies Fund          20.00
             (Classes A, B and C)













          Ivy International Small Companies Fund          10.25
             (Class I)
          Ivy Latin America Strategy Fund                 20.00
          Ivy Money Market Fund                           22.00
          Ivy New Century Fund                            20.00
          Ivy Short-Term Bond Fund (Classes A and B)      20.75
          Ivy Short-Term Bond Fund (Class I)              10.25


               In addition, in accordance with an agreement between IMSC and The Shareholder Services Group, each Fund will pay a fee of $4.48 for each account that is closed, which fee may be increased from time to time in accordance with the terms of that agreement.


          B.   Special Services

               Fees for activities of a non-recurring nature, such as preparation of special reports, portfolio consolidations, or reorganization, and extraordinary shipments will be subject to negotiation.

               This Addendum shall take effect as of the date that the Registration Statement pertaining to Ivy Global Natural Resources Fund, Ivy Asia Pacific Fund and Ivy International Small Companies Fund, filed with the Securities and Exchange Commission on or about October 16, 1996 pursuant to Rule 485(a)(2) under the Securities Act of 1933, first becomes effective.

               IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of this 31st day of December, 1996.

                                   IVY FUND


                                   By:  ___________________________________
                                        Michael G. Landry, President


                                   IVY MACKENZIE SERVICES CORP.


                                   By:  ___________________________________
                                        C. William Ferris, President